Mail Stop 3561

								August 16, 2005

 BY U.S. Mail and Facsimile [ 011-30-210-42-82-628 ]

 Mr. Christopher J. Georgakis
   President and Chief Financial Officer
 EXCEL MARITIME CARRIERS LTD.
 67 Akti Miaouli Street
 18537 Piraeus, Greece

 	Re:	Excel Maritime Carriers Ltd.
 		Form 20-F for Fiscal Year Ended December 31, 2004
 		File No. 1-10137

Dear Mr. Georgakis:

	We have completed our review of your Form 20-F and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief
??

??

??

??